SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 4, 1997


                       North Atlantic Technologies, Inc.
             (Exact name of Registrant as specified in its charter)

                                   Minnesota
                 (State or other jurisdiction of incorporation)

       2-85984-C                                            41-1390785
(Commission File Number)                       (IRS Employer Identification No.)

8120 Penn Avenue South, Suite 435, Bloomington, Minnesota 55431
(Address of principal executive offices)(Zip Code)

                                 (612) 888-8553
                        (Registrant's telephone number)




ITEM 5. OTHER EVENTS.

         Since 1987, Willis D. Heim, a principal shareholder and a former director of North Atlantic Technologies, Inc. (the "Company") has irrevocably guaranteed the Company's obligations under its line of credit extended by First Bank, National Association (the "Bank"). In June 1995, the Company borrowed $500,000 from WDH Investments, Co., an affiliate of Mr. Heim. The loan from WDH Investments, Co., was secured by a mortgage upon the Company's production facility located in St. Paul, Minnesota. The mortgage loan becomes immediately due if the Company defaults on its obligations due the Bank.

         In May 1996, the Company and the Bank amended and restated the Company's credit relationships with the Bank establishing a $1,150,000 line of credit and a $500,000 term loan. The line of credit, which was subsequently increased to $1,250,000 was required to be repaid in full or renewed for an additional twelve month period on June 1, 1997.

         On June 4, 1997, the Company was advised that Mr. Heim would not consent to the renewal of the line of credit he has guaranteed. The Company understands that this is due to the failure of the Company to obtain sufficient orders for the Company's products which would support a conclusion that the Company will be able to operate on a profitable basis for the remainder of 1997. The Company further understands that without Mr. Heim's consent, the Bank will not renew the line of credit.

         The failure to renew the line of credit will result in the term loan with the Bank and the mortgage loan with WDH Investments, Co. being immediately due. As of June 1, 1997, the Company owed $1,160,000 under the line of credit, $404,081.73 under the Bank term loan and $474,262.10 under the mortgage loan. Substantially all of the Company's assets are pledged as collateral for these credit facilities.

         The Company is currently engaged in negotiations with Mr. Heim; however, there can be no assurance that the Company will be able to continue to operate or avoid a foreclosure on its assets.


                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       NORTH ATLANTIC TECHNOLOGIES, INC.

Dated: June 11, 1997                   By: /s/ Allen Karson
                                           Allen Karson
                                           President and Chief Executive Officer